Exhibit 99.1

Verition Capital Invests Additional Funds into Roomlinx
$750,000 Common Stock Investment at $4.00 per share

DENVER, CO – August 19, 2010 – Roomlinx, Inc. (OTC: RMLXD), a leading provider of Interactive TV (iTV) solutions for the hospitality industry, announced today that it has completed a private placement of 187,500 shares of common stock to affiliates and principals of Verition Capital (“Verition”) for total gross proceeds of $750,000, which represents a per share purchase price of $4.00. The primary use of this additional capital will be to fund installation expenses for properties installing the Roomlinx Interactive TV product and to fuel sales and marketing efforts.  A portion of the proceeds may also be used for strategic acquisitions.

“I am very pleased with Verition’s additional investment as it strengthens our financial position as we expend capital in connection with new customer and hotel relationships,” commented Mike Wasik, CEO of Roomlinx. “We remain focused on our ultimate goal of being the leading provider of all facets of in-room hotel, resort and timeshare entertainment, programming and internet connectivity.”

The shares of common stock issued in the private placement were issued to accredited investors, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from the registration requirements of the Securities Act.

About Roomlinx
Roomlinx is the hospitality in-room expert providing in-room Interactive TV products for hotels, resorts, and other properties, utilizing premium content and applications demanded by today’s traveler. For more information about Roomlinx, visit www.roomlinx.com.

CONTACT: Kelly Frey, Roomlinx, (720) 880 – 5155, kfrey@roomlinx.com

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Safe Harbor Cautionary Statement
Certain statements in this news release, including statements that we "believe," "expect," "intend," "plan" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans, new products and services and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: the company's successful implementation of the new products and services, demand for the new products and services, the company's ability to successfully compete against competitors offering similar products and services, general economic and business conditions; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of the Company's Securities and Exchange Commission filings available at http://www.sec.gov, which you should carefully review. Roomlinx does not assume any obligation to update or revise any forward-looking statements, whether as the result of new developments or otherwise.